Exhibit 21.1
Subsidiaries of Alteryx, Inc.

Name of Subsidiary	Jurisdiction
Alteryx ANZ Holdings Pty Limited	Australia
Alteryx ANZ Pty Limited	Australia
Alteryx Canada Inc.	Canada
Alteryx Czech Republic s.r.o.	Czech Republic
Alteryx France SARL	France
Alteryx GmbH	Germany
Alteryx Hong Kong Limited	Hong Kong
Alteryx Japan GK	Japan
Alteryx MEA FZ-LLC	United Arab Emirates
Alteryx Netherlands B.V.	Netherlands
Alteryx Singapore Pte. Ltd.	Singapore
Alteryx Sweden AB	Sweden
Alteryx UK Ltd	England and Wales
Alteryx Ukraine LLC	Ukraine
AYX India Private Limited	India
ClearStory Data Inc.	Delaware
Feature Labs, Inc.	Delaware
Hyper Anna Australia Pty. Ltd.	Australia
Hyper Anna Overseas Pty Ltd	Australia
Hyper Anna Pty. Ltd.	Australia
Hyper Anna Singapore Pte. Ltd.	Singapore
Lore IO, Inc.	Delaware
Trifacta, Inc.	Delaware
Trifacta APJ Pte. Ltd.	Singapore
Trifacta GmbH	Germany
Trifacta Software India LLP	India
Trifacta UK Limited	England and Wales
Yhat, LLC	Delaware